UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

RENOVIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50564	94-3353740
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Corporate Drive South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-1400

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective May 31, 2006, Renovis, Inc. (the “Company”) entered into a transition and separation agreement with Dushyant Pathak, Ph.D., Vice President, Corporate Development, following Dr. Pathak’s resignation and decision to transition out of the Company.

Under the terms of the agreement, Dr. Pathak will no longer be an executive officer of the Company effective as of May 16, 2006, but will continue his employment over the next several months, during which time he will continue to report to the President and CEO of the Company and will assist in transitioning his activities. Dr. Pathak’s employment with the Company will terminate on November 30, 2006 or such earlier date as determined by either party, subject to the satisfaction of certain conditions, upon seven (7) days written notice (the “Separation Date”). The agreement further provides that, subject to the satisfaction of certain conditions: (i) on or about January 1, 2007, the Company will pay Dr. Pathak up to six (6) months of his current gross base monthly salary; (ii) Dr. Pathak will receive accelerated vesting with respect to options to purchase shares of the Company’s common stock for an additional six (6) months of vesting from the Separation Date; (iii) depending on the length of Dr. Pathak’s transition employment period, he may have until December 31, 2007 to exercise options to purchase shares of the Company’s common stock; and (iv) certain other obligations and benefits as set forth in the agreement.

The description contained in this Item 1.01 is qualified in its entirety by reference to the full text of the transition and separation agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Transition and Separation Agreement by and between the Company and Dushyant Pathak, Ph.D., effective as of May 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVIS, INC.

Date: June 2, 2006	By:	/s/ Donald R. Joseph
	Name:	Donald R. Joseph
	Title:	Senior Vice President, Corporate Development and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Transition and Separation Agreement by and between the Company and Dushyant Pathak, Ph.D., effective as of May 31, 2006.